Exhibit 23(b)

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Administrative and Investment Committee of
Household International Tax Reduction Investment Plan:

We have audited the accompanying statements of net assets available for plan benefits of the HOUSEHOLD INTERNATIONAL TAX REDUCTION INVESTMENT PLAN (the “Plan”) as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 2000. These financial statements and the schedules referred to below are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting prinicples used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that or audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2000 and 1999 and the changes in its net assets available for benefits for the years ended December 31, 2000, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 2000, schedule of reportable transactions for the year ended December 31, 2000, and schedule of non-exempt transactions for the year ended December 31, 2000, are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP
Chicago, Illinois
June 26, 2001

The foregoing Independent Auditors’ Opinion of Arthur Andersen LLP is a copy of the opinion that was filed with the Plan’s Form 11-K for the year ended December 31, 2000. The Plan was not able to obtain a reissued manually signed opinion from Arthur Andersen LLP due to the loss of key personnel from Arthur Andersen LLP.

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